Exhibit 99.1

Wintrust Financial Corporation

9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018

News Release

FOR IMMEDIATE RELEASE	January 30, 2023

FOR MORE INFORMATION CONTACT:

Edward J. Wehmer, Founder & Chief Executive Officer

David A. Dykstra, Vice Chair & Chief Operating Officer

(847) 939-9000

Web site address: www.wintrust.com

Wintrust To Appoint Timothy S. Crane as Chief Executive Officer

ROSEMONT, Ill., Jan. 30, 2023 (GLOBE NEWSWIRE) – Wintrust Financial Corporation (“Wintrust” or “WTFC”) is today announcing the planned transition of the Chief Executive Officer role. Effective May 1, 2023, Timothy S. Crane, who currently serves as Wintrust’s President, will assume the additional role of Chief Executive Officer. Crane also has been appointed to the Wintrust Board of Directors effective immediately.

To ensure a smooth leadership transition, Edward J. Wehmer will continue to serve as Founder and Chief Executive Officer of Wintrust through April 30, 2023. Subject to nomination and reelection by WTFC shareholders at the WTFC annual meeting, Wehmer will continue to serve on the Wintrust Board of Directors and will assume the role of Executive Chairman through May 23, 2024. Wehmer will then serve as Founder and Senior Advisor through December 31, 2026. H. Patrick Hackett, Jr., the current non-executive Chairman of the WTFC Board of Directors, will continue to serve in that role and will assume the additional title of Lead Independent Director. In addition, David A. Dykstra and Richard B. Murphy will continue in their current Vice Chair roles, as key senior leaders of the Wintrust enterprise.

H. Patrick Hackett Jr., Chairman of the WTFC Board of Directors, said: “Today’s announcement represents the result of a rigorous multi-year succession planning process conducted by the Wintrust Board of Directors and Mr. Wehmer. This marks the implementation of our comprehensive CEO transition plan, developed in close collaboration with current executive leadership, that we believe will ensure the necessary levels of continuity and provide all stakeholders with continued confidence in Wintrust’s future. I speak for the entire Board of Directors in voicing our enthusiasm for Tim’s appointment and in expressing our confidence in Tim’s leadership capabilities, and in the strong, highly experienced and committed senior leadership team that will support Tim, as Wintrust continues to grow its exceptional customer-focused financial institution.

“I also wish to extend our gratitude to Ed Wehmer for his visionary leadership which led to the establishment of Wintrust and its growth and evolution during the past 31 years. Wintrust’s rise from one location with 12 employees and zero assets to a diversified banking and financial services enterprise with 5,200 employees, over 170 banking locations and $53 billion in assets represents an unprecedented success story that would not have taken place absent Ed’s extraordinary leadership,” Hackett continued.

Edward J. Wehmer, Founder and CEO of Wintrust, commented on the pending transition: “We hired Tim to join our executive team in 2008 and promoted him to President of the Company three years ago. Much of Wintrust’s success in the past 15 years has Tim’s fingerprints all over it. He has been an extraordinary partner to me and brings the expertise, the experience and the values Wintrust needs to the CEO position. I am confident that now is the right time to pass the torch to Tim.”

“The last 31 years have exceeded my wildest expectations when I and a few brave hearted colleagues opened the first bank in 1991. I am grateful for the opportunity to have created something special at Wintrust – a true community bank which has flourished due to our relentless focus on serving our customers and our communities. I look forward to supporting Tim in his new role and will continue to support Wintrust’s continued growth,” Wehmer continued.

Timothy S. Crane, President of Wintrust, said: “I am very thankful for this opportunity and for the Board’s, Ed’s, and the senior management team’s trust in me. Wintrust will continue building upon its strong foundation that has made it the financial institution that families, business and communities count on every day. As the financial services industry continues to evolve and innovate, we will continue to focus on world-class customer service, disciplined lending processes and activities, user-friendly technology and straightforward and transparent communications. Importantly, we will continue to build upon our mantle as Chicago’s Bank® and Wisconsin’s Bank™. As such, Wintrust will maintain its deep commitment to the communities in which we operate, including philanthropic support of a wide variety of nonprofit organizations as well as an exemplary track record of helping meet the banking needs of underserved communities.”

Tim Crane joined Wintrust in 2008 and has served as President of Wintrust since January, 2020. Prior to joining Wintrust, Crane worked in the banking industry for over 24 years, most recently as President of Harris Bankcorp in Chicago. He is highly active in the Chicago community, currently serving on the board of directors for Metropolitan Family Services, the Bank Administration Institute, Chicago United, and DePaul University. He is a former board member of the Metropolitan Planning Council.

About Wintrust

Wintrust is a financial holding company with assets of approximately $53 billion whose common stock is traded on the NASDAQ Global Select Market. Built on the "HAVE IT ALL" model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer. Wintrust operates fifteen community bank subsidiaries, with over 170 banking locations located in the greater Chicago and southern Wisconsin market areas. Additionally, Wintrust operates various non-bank business units including business units which provide commercial and life insurance premium financing in the United States, a premium finance company operating in Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, a business unit engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services and qualified intermediary services for tax-deferred exchanges.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Wintrust's expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Wintrust's most recently filed Annual Report on Form 10-K and in Wintrust’s subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.

FOR MORE INFORMATION CONTACT:

Edward J. Wehmer, Founder & Chief Executive Officer

David A. Dykstra, Vice Chair & Chief Operating Officer

(847) 939-9000

Web site address: www.wintrust.com